PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
FOR EMPLOYEES UNDER THE
CIRCOR INTERNATIONAL, INC.
2019 STOCK OPTION AND INCENTIVE PLAN

Name of Awardee:
Awardee Solium Number:
Target Number of Performance-Based Restricted Stock Units (the “Target Award”):
Award Date:

Pursuant to the CIRCOR International, Inc. 2019 Stock Option and Incentive Plan (the “Plan”), CIRCOR International, Inc. (the “Company”) hereby grants to the Awardee named above, who is an employee of the Company or one of its Subsidiaries as of the Award Date, an award (the “Award”) of Performance Based Restricted Stock Units (referred to herein in as “PSUs”) under Section 8.3 of the Plan subject to the terms and conditions set forth in this Performance-Based Restricted Stock Unit Agreement (the “Award Agreement”) and in the Plan. Except as specifically provided below, a PSU shall only be settled for Stock (as defined below) if it has been earned under Section 1 and has become vested as provided in either Section 2 or Section 4 below. Capitalized terms in this Award Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
1.Earned PSUs.
a.Subject to Section 1(d) below, the Target Award may be earned during the performance period beginning on February 26, 2021 and ending on February 29, 2024 (the “Performance Period”).
b.The number of PSUs that shall become earned, if any (the “Earned PSUs”), following the end of the Performance Period shall be determined by multiplying the Target Award by the “Earned Percentage,” calculated as set forth in Exhibit A to this Agreement, and may range from zero to two hundred percent (200%) of the Target Award.
c.The calculations under this Section 1 shall be made by the Committee following the end of the Performance Period.
d.Unearned PSUs due to not attaining performance as set forth on Exhibit A shall be immediately and irrevocably forfeited as of the last day of the Performance Period irrespective of whether the Awardee is then employed by the Company or any of its Subsidiaries.
e.Notwithstanding any other provision of this Award Agreement, in no event will the aggregate Fair Market Value, determined as of the last day of the Performance Period, of the PSUs that would otherwise become earned PSUs exceed six hundred percent (600%) of the product of (i) the Target Award, times (ii) the Fair Market Value of a Share on the Grant Date (the “600% Cap”). If the 600% Cap is exceeded, the number of PSUs that would otherwise become earned PSUs will be reduced to the extent necessary to avoid the 600% Cap being exceeded.
2.Vesting Date. Unless otherwise set forth in this Award Agreement, any Earned PSUs shall vest on the third anniversary of the Award Date (the “Vesting Date”), on the condition that the Awardee is employed on the Vesting Date. PSUs vesting pursuant to the provision set forth in this Section 2 shall be settled within sixty (60) days of the Vesting Date.
3.Deferral of Award.
a.Each vested PSU entitles Awardee to receive one share of the Company’s Common Stock (the “Stock”) on the later of (i) the date on which such PSU becomes vested under this Agreement or (ii) the end of the deferral period specified by Awardee. Any deferral period must be expressed as a number of whole years, not less than four (4) and no more than fifteen (15), beginning on the Award Date. Such deferral election shall be made within thirty (30) days of the Award Date. This deferral period will apply only to deferral elections made on the specific Deferral Election Form. In addition, any such deferral must apply to receipt of all shares of Stock underlying the entire vested Award that are eligible to be deferred under this Section 3; for example, a deferral period of seven (7) years would result in Awardee receiving shares of Stock underlying the entire vested Award seven (7) years from the Award Date. If no deferral period is specified on the Deferral Election Form, Stock will be issued as soon as practicable (but not later than sixty (60) days) after vesting of the PSUs.
b.Shares of Stock underlying the PSUs shall be issued and delivered to Awardee in accordance with Section 3(a) and upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan, but in no event later than the end of the calendar year in which the Awardee earned a vested right to payment. The determination of the Committee as to such compliance shall be final and binding on Awardee.
c.Until such time as shares of Stock have been issued to Awardee pursuant to Section 3(b) above, and except as set forth in Section 3(d) below regarding dividends and dividend equivalents, Awardee shall not have any rights as a holder of the shares of Stock underlying this Award including but not limited to voting rights.
d.Until such time as PSUs have vested pursuant to the terms hereof, dividend equivalents shall be accrued with respect to each share of Stock underlying the PSUs such that, upon vesting of such PSUs, all dividend equivalents so accrued (without interest) with respect to Earned PSUs shall be paid in cash to Awardee. In addition, with respect to PSUs which have vested but have not been converted into shares of Stock pursuant to a valid deferral election by Awardee, dividends on the shares of Stock underlying such PSUs shall be paid in cash to Awardee upon declaration of such dividends as if Awardee were the owner of the underlying shares of Stock. Notwithstanding the foregoing, no dividends or dividend equivalents shall be accrued or paid for PSUs that are not earned under Section 1 above.

4.Termination of Employment and Other Business Relationship. If the Awardee's employment or other business relationship with the Company or a Subsidiary is terminated for any reason except as otherwise set forth in this Section 4, Awardee’s right in any PSUs that are not vested, whether or not earned under Section 1 above, shall automatically terminate upon the effective date of such termination of employment or other business relationship with the Company and its Subsidiaries and such PSUs shall be cancelled as provided within the terms of the Plan and shall be of no further force and effect.
a.Termination Due to Death. If the Awardee’s employment terminates by reason of the Awardee’s death (excluding death by suicide), the Target Award or, if greater, the Earned PSUs as of the date of such termination using the date of death as the last day of the Performance Period, shall be deemed earned and vested as of the Awardee’s date of such death and the Company, within sixty (60) days following the effective date of such termination shall issue all outstanding shares of Stock with respect to such PSUs to Awardee’s designated beneficiary or, if there is no designated beneficiary, the Awardee’s estate executor.
b.Termination Due to Disability. If the Awardee qualifies for receipt of long-term disability benefits under the Company’s long-term disability plan as in effect on the Award Date, the Target Award or, if greater, the Earned PSUs as of the date of such disability using the date of such disability as the last day of the Performance Period, shall be deemed earned and vested as of the date of such qualifying disability and the Company, within 60 days following the effective date of such termination, shall issue all outstanding shares of Stock with respect to such PSUs to Awardee or, if applicable, the Awardee’s guardian subject to Section 6(b) below.
c.Termination Due to Retirement. If the Awardee’s employment is terminated by reason of Retirement, Awardee will be entitled to that number of earned PSUs Awardee would have achieved under Section 1 with respect to the Vesting Date but for such Retirement, multiplied by a fraction (but not greater than one (1)) that is equal to the number of completed fiscal months that the Awardee was employed by the Company or its Subsidiaries after the Award Date divided by the number of months in the Performance Period. The shares underlying such PSUs will be distributed as contemplated under Section 2 above as if the Awardee remained employed with the Company; provided, however, that Stock shall not be issued with respect to any vested PSUs for which valid deferral elections have been made until the deferral dates set forth in such deferral elections. For purposes of this Agreement, “Retirement” means that the Awardee has voluntarily terminated employment with the Company and its Subsidiaries after having completed at least five years of service (as determined under the Company’s 401(k) plan) and attained at least fifty-five (55) years of age and, prior to such employment termination, the Awardee has: (i) given the Company’s Chief Human Resources Officer (“CHRO”) or the Awardee’s immediate supervisor at least three (3) months’ prior written notice (or such shorter period of time approved in writing by the CHRO or your immediate supervisor) of the intended retirement date and (ii) completed transition duties and responsibilities as determined by the CHRO and/or the Awardee’s immediate supervisor during the notice period in a satisfactory manner, as reasonably determined by either of them.

d.Termination for Cause. If the Awardee’s employment terminates for Cause (as defined below), all unvested PSUs shall terminate immediately and be of no further force and effect. For purposes hereof, unless otherwise provided in an employment agreement between the Company and the Awardee (or, in the case of an employment termination after a Change in Control, unless otherwise provided in a change in control agreement between the Company and the Awardee), a termination of employment for “Cause” shall mean (i) an act or omission by Awardee that constitutes willful misconduct or negligence in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) criminal or civil conviction of Awardee, a plea of nolo contendere by Awardee or conduct by Awardee that would reasonably be expected to result in material injury to the reputation of the Company if he was retained in his position with the Company, including, without limitation, conviction of a felony involving dishonesty or moral turpitude; (iii) continued, willful and deliberate non-performance by Awardee of his duties hereunder (other than by reason of Executive’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such nonperformance from the Board of Directors of the Company; or (iv) any failure of the Awardee to comply in any material respect with any of the Company’s written policies or other written directives of the Company, including without limitation the failure to comply with the Company’s Code of Conduct or Sexual Harassment/Anti-Retaliation policies, as determined by the Company in good faith in its sole discretion and which has not been corrected within ten (10) days after written notice from the Company of such failure.
e.Termination without Cause. If the Awardee’s employment is terminated by the Company without Cause and unless otherwise determined by the Administrator, any portion of this Award that is not vested by time of such termination shall terminate immediately and be of no further force and effect.
f.Termination of Employment by Awardee. If the Awardee terminates his or her employment, this Award shall terminate immediately upon notice by the Awardee of such termination and be of no further force and effect.
g.Discretionary Vesting Acceleration. The Administrator, in its absolute discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested PSUs at any time; provided that, the time or schedule of any amount to be settled pursuant to the terms of this Award Agreement that provides for the deferral of compensation under Section 409A, may not be accelerated except as otherwise permitted under Section 409A.
h.Miscellaneous. The Administrator’s determination of the reason for termination of the Awardee’s employment shall be conclusive and binding on the Awardee and his or her representatives or legatees.
5.Clawback Provision. Anything in this Award Agreement to the contrary notwithstanding, the Awardee hereby acknowledges and agrees that any compensation payable under this Award Agreement is subject to the Company’s rights and remedies under the CIRCOR International, Inc. Recoupment of Incentive Compensation Policy, adopted on

December 10, 2020, as may be amended or restated from time to time, including but not limited to amendments to comply with applicable law or listing requirements (the “Clawback Policy”).
6.Section 409A.
a.This Award Agreement shall be interpreted and administered in accordance with the intent that the Awardee not be subject to tax under Section 409A. Neither the Company nor any of its affiliates, shall be liable to any Awardee (or any other individual claiming a benefit through the Awardee) for any tax, interest or penalties the Awardee might owe as a result of participation in the Plan, and the Company and its subsidiaries or affiliates shall have no obligation to indemnify or otherwise protect the Awardee from the obligation to pay any taxes pursuant to Section 409A of the Code.
b.Anything in this Award Agreement to the contrary notwithstanding, (i) references to termination of employment the Company and/or its subsidiaries shall mean a “separation from service” within the meaning of Section 409A of the Code, (ii) if at the time of the Awardee’s separation from service the Company determines that the Awardee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Awardee becomes entitled to under this Award Agreement would be considered deferred compensation subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one day after the Awardee’s separation from service, or (B) the Awardee’s death and (iii) amounts payable due to a disability under Section 4(b) above shall be paid other than during the sixty (60) day period following the Vesting Date unless the Awardee qualifies as having been “disabled” within the meaning of Section 409A(a)(2)(C) of the Code or the regulations thereunder.
7.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan.
8.Transferability. This Award Agreement is personal to Awardee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Award is available, during Awardee's lifetime, only to Awardee, and thereafter, only to Awardee's designated beneficiary or estate
9.Tax Withholding. The Company may satisfy any minimum tax withholding obligation by withholding shares otherwise to be issued under the Award with an aggregate Fair Market Value that would satisfy the minimum required tax withholding amount due or such higher amount as may be permitted by the Committee from time to time.
10.Effect of Other Agreements. If Awardee is a party to any other agreement with the Company, including but not limited to a change in control agreement or severance plan, and any provisions set forth in such agreement conflict with the provisions set forth in this Award Agreement, the provisions set forth in such agreement shall override such conflicting provisions set forth herein. For avoidance of doubt, the Award shall be subject to the terms of any applicable change in control agreement or severance plan.
11.Miscellaneous.
a.Notice hereunder shall be given to the Company at its principal place of business, and shall be given to Awardee at the address provided to the Company as an employee, or in either case at such other address as one party may subsequently furnish to the other party in writing.
b.This Award does not confer upon Awardee any rights with respect to continuance of employment by the Company or any Subsidiary.
c.Pursuant to the Plan, the Committee may at any time amend or cancel any outstanding portion of this Award, but no such action may be taken which adversely affects Awardee’s rights under this Award Agreement without Awardee’s consent.
CIRCOR INTERNATIONAL, INC.

By:
                        Title:

The foregoing Agreement is hereby accepted, and the terms and conditions thereof hereby agreed to by the undersigned. By signing below, I acknowledge and agree that this award and all prior awards from CIRCOR are subject to the Clawback Policy as set forth in Section 5 above and that this Award and any amounts paid under it are subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Policy. By accepting the award, I acknowledge having read the Policy and agree and consent to CIRCOR’s application, implementation and enforcement of the Policy to all my equity awards granted by CIRCOR at any time.

Date:

                            Awardee Signature

EXHIBIT A
RELATIVE TSR PERFORMANCE CRITERIA
The PSUs shall become earned based on the Company’s total shareholder return for the Performance Period relative to that of the S&P 600 SmallCap Industrial Companies (as defined below), as determined by the Committee. The PSUs that shall become earned, if any, following the end of the Performance Period shall be determined by multiplying the Target Award by the “Earned Percentage,” set forth in the chart below. Any PSUs that do not become earned at the end of the Performance Period will be forfeited.
The Earned Percentages shall be determined according to the following grid:

Company TSR Relative to the TSRs of the S&P 600 SmallCap Industrial Companies for the Performance Period	Earned Percentage
Below 25th Percentile	0%
25th Percentile	50%
50th Percentile	100%
75th Percentile or Higher	200% (Maximum)

Interpolation: To the extent performance falls between two levels in the table above, linear interpolation shall apply in determining the percentage of the PSUs that are earned. The criteria in the table above notwithstanding, in the event the Company’s TSR over the Performance Period is negative, the maximum percent of the PSUs to become earned shall be 100%.
1.“Relative Total Shareholder Return” means the Company’s TSR relative to the TSR of the S&P 600 SmallCap Industrial Companies. Relative Total Shareholder Return will be determined by ranking the Company and the S&P 600 SmallCap Industrial Companies from highest to lowest according to their respective TSRs. After this ranking, the percentile performance of the Company relative to the S&P 600 SmallCap Industrial Companies will be determined as follows:
P 1 R 1
                         N 1
where:
•“P” represents the percentile performance that will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.
•“N” represents the number of S&P 600 SmallCap Industrial Companies as of the Vesting Date, plus the Company.
•“R” represents Company’s ranking among the S&P 600 SmallCap Industrial Companies.

Relative Total Shareholder Return shall be calculated by the Committee based on the terms set forth in this Exhibit A subject to the Committee’s sole and absolute discretion.
2.“TSR” means, for the Company and each of the S&P 600 SmallCap Industrial Companies, the company’s total shareholder return, expressed as a percentage, which will be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value and subtracting one from the quotient.
3.“Opening Average Share Value” means the average Share Value over the trading days in the Opening Average Period.
4.“Opening Average Period” means the twenty (20) trading days ending on and including February 26, 2021.
5.“Accumulated Shares” means, for a given trading day, the sum of (i) one (1) share and (ii) the cumulative number of shares of the company’s common stock purchasable with dividends declared on the company’s common stock to that point during the Performance Period, assuming same day reinvestment of such dividends at the closing price on the ex-dividend date.
6.“Closing Average Share Value” means the average Share Value over the trading days in the Closing Average Period.
7.“Closing Average Period” means the twenty (20) trading days ending on and including February 29, 2024.
8.“Share Value” means, with respect to a given trading day, the closing price of the Company’s common stock multiplied by the Accumulated Shares for such trading day.
9.“S&P 600 SmallCap Industrial Companies” means, for the Performance Period, each company that is not on the list of Excluded Companies and is (a) in the S&P 600 SmallCap Industrial Index on the first day of the Performance Period and continues to be a member of such index throughout the duration of that Performance Period or (b) in the S&P 600 SmallCap Industrial Index on the first day of the Performance Period and ceases to be in the S&P 600 SmallCap Industrial Index (or its successor) during the Performance Period due to its bankruptcy or insolvency, provided that the TSR for any company described in this clause (b) shall be deemed for purposes of determining the Company’s Relative Total Shareholder Return to be equal to the lowest TSR for any company that is in the S&P 600 SmallCap Industrial Index (or its successor) for the entire Performance Period. In the event the S&P 600 SmallCap Industrial Index ceases to exist for any reason during a Performance Period, the Committee shall determine in its sole discretion the companies whose TSRs will be used to determine the Company’s Relative Total Shareholder Return for the Performance Period.
10.“Excluded Companies” are the following companies listed on the S&P 600 SmallCap Industrial Companies, which will not be included for any calculations under this Agreement.

•Exponent, Inc. •Forrester Research, Inc. •Heidrick and Struggles International, Inc •Interface, Inc. •Kelly Services, Inc. •Korn Ferry •Matthews International Corporation	•Pitney Bowes, Inc. •Resources Connection Inc. •True Blue Inc. •Unifirst Corporation •US Ecology Inc. •Viad Corp

11.Each S&P 600 SmallCap Industrial Company’s “common stock” shall mean that series of common stock that is publicly traded on a registered U.S. exchange or, in the case of a non-U.S. company, an equivalent non-U.S. exchange. For purposes of calculating TSR, the value on any given trading day of any S&P 600 SmallCap Industrial Company shares traded on a foreign exchange will be converted to U.S. dollars.